Exhibit 2


                           NON-COMPETE, STANDSTILL AND
                       SALE OF PERSONAL GOODWILL AGREEMENT

         THIS NON-COMPETE, STANDSTILL AND SALE OF PERSONAL GOODWILL AGREEMENT ("Agreement") is made by and between ILLINI CORPORATION ("Illini"), an Illinois corporation, and ERNEST H. HULS ("Huls") as of the 19th day of November, 1999.

         WHEREAS, Illini and Farmers State Bank of Camp Point have entered into an Agreement and Plan of Reorganization (the "Merger Agreement") dated as of March 2, 1999, whereby Illini will acquire Farmers State Bank of Camp Point and whereby Huls will become a shareholder of Illini; and

         WHEREAS, Section 5.1(o) of the Merger Agreement requires that Illini and Huls enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

                                    ARTICLE I
                                 REPRESENTATIONS

         1.1 Representations of Illini. Illini represents that it has full legal right, power and authority to enter into and perform this Agreement.

         1.2 Representations of Huls. Huls represents that (i) he has full legal right, power and authority to enter into and perform this Agreement, (ii) upon consummation of the transactions contemplated by the Merger Agreement (the "Closing Date"), Huls will be the beneficial owner (within the meaning of Rule 13(d)-3 (as such rules are currently in effect) under the Securities and Exchange Act of 1934, as amended) of 123,333 shares of Illini Common Stock (the "Huls Illini Stock"), and (iii) Huls does not have any agreements, arrangements or understanding with any other persons regarding the Huls Illini Stock.

                                   ARTICLE II
                            SALE OF PERSONAL GOODWILL

         2.1 Personal Goodwill. Huls acknowledges that he has been actively involved with the Farmers State Bank of Camp Point since 1969 and that during this period he has developed close relationships with customers, employees, correspondent bankers and vendors of Farmers State Bank of Camp Point. These relationships are attributable to Huls' own personal goodwill and are being sold separate and apart from Farmers State Bank of Camp Point.

                                   ARTICLE III
                              STANDSTILL AND VOTING


                                   Exhibit 2-1

         3.1 Standstill Provisions. For a period ending on the fifth anniversary of the Closing Date, Huls and his affiliates will not, alone or in concert with others, directly or indirectly, unless specifically requested in writing in advance by Illini: (i) purchase or otherwise acquire, or agree to acquire, ownership (including, but not limited to, beneficial ownership) of any Illini Common Stock, or direct or indirect rights (including convertible securities) or options to acquire such ownership other than as specifically contemplated by the Merger Agreement and other than as may be acquired by virtue of any stock dividend, stock split or similar distribution of Illini Common Stock; (ii) make any public announcement with respect to, or submit any proposal for, the acquisition of beneficial ownership of Illini Common Stock (or direct or indirect rights, including convertible securities, or options to acquire such beneficial ownership) or for or with respect to any merger, consolidation, sale of substantial assets or business combination involving Illini or any of its affiliates; (iii) initiate or propose any shareholder proposals for submission to a vote of shareholders with respect to Illini or any of its affiliates or propose any person for election to the Board of Directors of Illini or any of its affiliates; or (iv) otherwise seek to control the management or policies of Illini or any of its affiliates.

         3.2 Voting. For a period ending on the fifth anniversary of the Closing Date, Huls will vote (whether by proxy or otherwise) all shares of Illini Common Stock then beneficially owned by Huls in the manner recommended by Illini in the election of directors of Illini and on all other matters submitted to a vote of shareholders.

         3.3 Binding Nature of Restrictions. Huls hereby agrees that the requirements contained in this Article III shall be binding on any transferee of the Huls Illini Stock and that the Huls Illini Stock will not be transferred to any person unless prior to the transfer, the transferee agrees in writing to be bound by the terms of this Article III. Huls further agrees that a restrictive legend will be placed on the certificate(s) representing Huls Illini Stock which will set forth the requirements of this Article III.

                                   ARTICLE IV
                                   NON-COMPETE

         4.1 Non-Compete Agreement. For a period ending on the third anniversary date of the Closing Date, Huls will not engage in the business of banking or in any other manner compete with the business of Illini and its affiliates in Adams County, Illinois or any county in Illinois contiguous to Adams County (the "Non-Compete Area") or own stock in any bank or bank holding company (other than Illini) or any savings association or savings association holding company which has an office in the Non-Compete Area, except that Huls may own not more than five percent (5%) of the stock of a bank or bank holding company or a savings association or savings association holding company whose stock is listed on a national securities exchange.

                                    ARTICLE V
                                  CONSIDERATION

         5.1 Consideration. In consideration of the foregoing, Illini shall pay Huls the sum of Fifty Thousand and 00/100 ($50,000.00) Dollars on the Closing Date and shall pay Huls three (3) successive annual installments of Fifty Thousand and 00/100 ($50,000.00) Dollars each on

                                   Exhibit 2-2
each anniversary date of the Closing Date ($200,000.00 in the aggregate).

         5.2 Allocation. The parties hereby agree that the Consideration shall be allocated for tax purposes as follows: One Hundred Ninety Thousand and 00/100 ($190,000.00) Dollars to the Sale of Personal Goodwill and Ten Thousand and 00/100 ($10,000.00) Dollars to the Non- Compete Agreement. Each party further agrees that they will file all tax returns in a manner which is consistent with such allocation.

                                   ARTICLE VI
                               GENERAL PROVISIONS

         6.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors, heirs, devisees and the like of the parties hereto.

         6.2 Termination. This Agreement will terminate in the event that the Merger Agreement is terminated.

         6.3 Notices. All notices and other communications hereunder shall be delivered in writing and shall be deemed given (i) when delivered personally;
(ii) on the second business day after being deposited in the United States mail, registered or certified (return receipt requested) postage prepaid; (iii) on the first business day after being deposited with Federal Express or any other recognized national overnight courier service for overnight deliver; or (iv) on the business day on which it is sent and received by facsimile, in each case to the parties at the following address or facsimile number (or at such other address or facsimile number for a party as shall be specified by like notice):

If addressed to Illini:

             Illini Corporation
             120 South Chatham Road
             P.O. Box 13257
             Springfield, Illinois 62704
             Attention: Burnard K. McHone, President and Chief Executive Officer
             Facsimile: (217) 547-9659

with a copy to:

             Theodore L. Eissfeldt
             Howard & Howard Attorneys, P.C.
             One Technology Plaza
             211 Fulton Street, Suite 600
             Peoria, Illinois 61602-1350
             Facsimile: (309) 672-1568


                                   Exhibit 2-3

If to Huls:

             Ernest H. Huls
             7850 East Via Costa
             Scottsdale, Arizona 85258
             Facsimile: (602) 607-0039

with a copy to:

             Samuel J. Witsman, Esq.
             Hart, Southworth & Witsman
             One North Old State Capitol Plaza
             Suite 501
             Springfield, Illinois 62701-1323
             Facsimile: (217) 753-1056

         6.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois, without giving affect to the conflict of laws principles thereof.

         6.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will be an original instrument.

         IN WITNESS WHEREOF, Illini and Huls have executed this Agreement as of the day and year first above written.


                                    ILLINI CORPORATION


                                    By:/s/ Burnard K. McHone
                                       -----------------------------------------
                                           Burnard K. McHone
                                    Its:   President and Chief Executive Officer



                                    /s/ Ernest H. Huls
                                    --------------------------------------------
                                    Ernest H. Huls



                                   Exhibit 2-4